TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2024, 2023 and 2022

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Ernst & Young AG Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 31 11 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of	Zurich, February 18, 2025
Transocean Ltd., Steinhausen

Report of the statutory auditor

Report on the audit of the consolidated financial statements the accompanying consolidated financial statements of Transocean Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes, including a summary of significant accounting policies.

December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles (US GAAP) and comply with Swiss law.

Opinion

We have audited the accompanying consolidated financial statements of Transocean Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes, including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles (US GAAP) and comply with Swiss law.

Basis for opinion

We conducted our audit in accordance with Swiss law, Swiss Standards on Auditing (SA-CH) and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB standards).  Our responsibility is to express an opinion on these consolidated financial statements based on our audit and our responsibilities under those provisions and standards are further described in the “Auditor's responsibilities for the audit of the consolidated financial statements” section of our report.  We are a public accounting firm and are independent of the Company in accordance with the provisions of Swiss law, U.S. federal securities law, together with the requirements of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is the matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Income Taxes
Description of the Matter

As discussed in Notes 2 and 10 to the consolidated financial statements, the Company operates in multiple jurisdictions through a complex operating structure and is subject to applicable tax laws or regulations in each jurisdiction where it operates.  The Company’s provision for income taxes is based on the tax laws and rates applicable in each jurisdiction.

Auditing management’s provision for income taxes and related deferred taxes was complex because of the Company’s multi-national operating structure.  In particular, a higher degree of auditor judgment was required to evaluate the completeness of the Company’s deferred tax provision as a result of the Company’s interpretation of tax law in certain jurisdictions across its multiple subsidiaries.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s income tax provision process, including controls over management’s review of the identification and

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valuation of deferred income taxes and changes in tax laws and regulations that may impact the completeness of the Company’s deferred income tax provision.

Our audit procedures also included, among others, (i) obtaining an understanding of the Company’s overall tax structure, evaluating changes in the Company’s tax structure that occurred during the year as well as changes in tax law, and assessing the interpretation of those changes under the relevant jurisdiction’s tax law; (ii) utilizing tax resources with appropriate knowledge of local jurisdictional laws and regulations; and (iii) evaluating the completeness of deferred income taxes.

Other information

The Board of Directors is responsible for the other information.  The other information comprises the information included in the annual report, but does not include the consolidated financial statements, the stand-alone financial statements, the compensation report and our auditor’s reports thereon.  The annual report is expected to be made available to us after the date of this auditor's report.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

Board of Directors’ responsibilities for the consolidated financial statements

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with US GAAP and the provisions of Swiss law, and for such internal control as the Board of Directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Board of Directors is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern, and using the going concern basis of accounting unless the Board of Directors either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.  Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law, SA-CH and PCAOB standards will always detect a material misstatement when it exists.  Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Swiss law, SA-CH and PCAOB standards, we exercise professional judgment and maintain professional skepticism throughout the audit.  We also:

„
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
„
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
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Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made.
„
Conclude on the appropriateness of the Board of Directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern.  If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion.  Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report.  However, future events or conditions may cause the Company to cease to continue as a going concern.

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„
Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
„
Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements.  We are responsible for the direction, supervision and performance of the Company’s audit.  We remain solely responsible for our audit opinion.

We communicate with the Board of Directors and the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Board of Directors and the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters arising from the audit of the consolidated financial statements that were communicated or required to be communicated to the Board of Directors and the Audit Committee, we determine those matters that related to accounts or disclosures that are material to the consolidated financial statements and involved especially challenging, subjective, or complex auditor judgment in the current period and are therefore critical audit matters.

Report on other legal and regulatory requirements

In accordance with Art. 728a para. 1 item 3 CO and PS-CH 890, we confirm that an internal control system exists, which has been designed for the preparation of the consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Company’s auditor since 2008.

Ernst & Young Ltd

/s/ Reto Hofer	/s/ Ralph Petermann
Licensed audit expert	U.S. certified public accountant
(Auditor in charge)

Enclosures „ Consolidated financial statements (consolidated balance sheets and consolidated statements of operations, comprehensive loss, equity, cash flows and and notes)

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Years ended December 31,
	2024	2023	2022

Contract drilling revenues	$3,524	$2,832	$2,575

Costs and expenses
Operating and maintenance	2,199	1,986	1,679
Depreciation and amortization	739	744	735
General and administrative	214	187	182
	3,152	2,917	2,596

Loss on impairment of assets	(772)	(57)	—
Loss on disposal of assets, net	(17)	(183)	(10)
Operating loss	(417)	(325)	(31)

Other income (expense), net
Interest income	50	52	27
Interest expense, net of amounts capitalized	(362)	(646)	(561)
Gain (loss) on retirement of debt	161	(31)	8
Other, net	45	9	(5)
	(106)	(616)	(531)
Loss before income tax expense (benefit)	(523)	(941)	(562)
Income tax expense (benefit)	(11)	13	59

Net loss	(512)	(954)	(621)
Net income attributable to noncontrolling interest	—	—	—
Net loss attributable to controlling interest	$(512)	$(954)	$(621)

Loss per share
Basic	$(0.60)	$(1.24)	$(0.89)
Diluted	$(0.76)	$(1.24)	$(0.89)

Weighted-average shares outstanding
Basic	850	768	699
Diluted	925	768	699

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Years ended December 31,
	2024	2023	2022

Net loss	$(512)	$(954)	$(621)
Net income attributable to noncontrolling interest	—	—	—
Net loss attributable to controlling interest	(512)	(954)	(621)

Components of net periodic benefit costs before reclassifications	37	6	(109)
Components of net periodic benefit costs reclassified to net loss	2	—	3
Other comprehensive income (loss) before income taxes	39	6	(106)
Income taxes related to other comprehensive income (loss)	—	2	5

Other comprehensive income (loss)	39	8	(101)
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	39	8	(101)

Total comprehensive loss	(473)	(946)	(722)
Total comprehensive income attributable to noncontrolling interest	—	—	—
Total comprehensive loss attributable to controlling interest	$(473)	$(946)	$(722)

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$560	$762
Accounts receivable, net	564	512
Materials and supplies, net	439	426
Assets held for sale	343	49
Restricted cash and cash equivalents	381	233
Other current assets	165	144
Total current assets	2,452	2,126

Property and equipment	22,417	23,875
Less accumulated depreciation	(6,586)	(6,934)
Property and equipment, net	15,831	16,941
Contract intangible assets	—	4
Deferred tax assets, net	45	44
Other assets	1,043	1,139
Total assets	$19,371	$20,254

Liabilities and equity
Accounts payable	$255	$323
Accrued income taxes	31	23
Debt due within one year	686	370
Other current liabilities	691	681
Total current liabilities	1,663	1,397

Long-term debt	6,195	7,043
Deferred tax liabilities, net	499	540
Other long-term liabilities	729	858
Total long-term liabilities	7,423	8,441

Commitments and contingencies

Shares, $0.10 par value, 1,057,879,029 authorized, 141,262,093 conditionally authorized, 940,828,901 issued and 875,830,772 outstanding at December 31, 2024, and CHF 0.10 par value, 1,021,294,549 authorized,
142,362,093 conditionally authorized, 843,715,858 issued and 809,030,846 outstanding at December 31, 2023	87	81
Additional paid-in capital	14,880	14,544
Accumulated deficit	(4,545)	(4,033)
Accumulated other comprehensive loss	(138)	(177)
Total controlling interest shareholders’ equity	10,284	10,415
Noncontrolling interest	1	1
Total equity	10,285	10,416
Total liabilities and equity	$19,371	$20,254

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in millions)

	Years ended December 31,			Years ended December 31,
	2024	2023	2022	2024	2023	2022
Shares
Balance, beginning of period	809	722	655	$81	$71	$64
Issuance of shares	67	87	67	6	10	7
Balance, end of period	876	809	722	$87	$81	$71

Additional paid-in capital
Balance, beginning of period				$14,544	$13,984	$13,683
Share-based compensation				47	40	29
Issuance of shares				289	520	256
Issuance of warrants				—	—	16
Balance, end of period				$14,880	$14,544	$13,984

Accumulated deficit
Balance, beginning of period				$(4,033)	$(3,079)	$(2,458)
Net loss attributable to controlling interest				(512)	(954)	(621)
Balance, end of period				$(4,545)	$(4,033)	$(3,079)

Accumulated other comprehensive loss
Balance, beginning of period				$(177)	$(185)	$(84)
Other comprehensive income (loss) attributable to controlling interest				39	8	(101)
Balance, end of period				$(138)	$(177)	$(185)

Total controlling interest shareholders’ equity
Balance, beginning of period				$10,415	$10,791	$11,205
Total comprehensive loss attributable to controlling interest				(473)	(946)	(722)
Share-based compensation				47	40	29
Issuance of shares				295	530	263
Issuance of warrants				—	—	16
Balance, end of period				$10,284	$10,415	$10,791

Noncontrolling interest
Balance, beginning of period				$1	$1	$1
Balance, end of period				$1	$1	$1

Total equity
Balance, beginning of period				$10,416	$10,792	$11,206
Total comprehensive loss				(473)	(946)	(722)
Share-based compensation				47	40	29
Issuance of shares				295	530	263
Issuance of warrants				—	—	16
Balance, end of period				$10,285	$10,416	$10,792

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years ended December 31,
	2024	2023	2022

Cash flows from operating activities
Net loss	$(512)	$(954)	$(621)
Adjustments to reconcile to net cash provided by operating activities:
Amortization of contract intangible asset	4	52	117
Depreciation and amortization	739	744	735
Share-based compensation expense	47	40	29
Loss on impairment of assets	772	57	—
Loss on disposal of assets, net	17	183	10
Amortization of debt-related balances, net	53	51	33
(Gain) loss on adjustment to bifurcated compound exchange feature	(214)	127	157
(Gain) loss on retirement of debt	(161)	31	(8)
Loss on impairment of investment in unconsolidated affiliates	5	5	—
Deferred income tax expense	(42)	18	46
Other, net	(7)	43	44
Changes in deferred revenues, net	45	70	(20)
Changes in deferred costs, net	(2)	(190)	1
Changes in other operating assets and liabilities, net	(297)	(113)	(75)
Net cash provided by operating activities	447	164	448

Cash flows from investing activities
Capital expenditures	(254)	(427)	(717)
Investment in loans to unconsolidated affiliates	(3)	(3)	(5)
Investment in equity of unconsolidated affiliates	—	(10)	(42)
Proceeds from disposal of assets, net of costs to sell	101	10	7
Cash acquired in acquisition of unconsolidated affiliates	5	7	—
Net cash used in investing activities	(151)	(423)	(757)

Cash flows from financing activities
Repayments of debt	(2,103)	(1,717)	(554)
Proceeds from issuance of debt, net of issue costs	1,770	1,983	175
Proceeds from issuance of shares, net of issue costs	—	—	263
Proceeds from issuance of warrants, net of issue costs	—	—	12
Other, net	(17)	(3)	(8)
Net cash provided by (used in) financing activities	(350)	263	(112)

Net increase (decrease) in unrestricted and restricted cash and cash equivalents	(54)	4	(421)
Unrestricted and restricted cash and cash equivalents, beginning of period	995	991	1,412
Unrestricted and restricted cash and cash equivalents, end of period	$941	$995	$991

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  As of December 31, 2024, we owned or had partial ownership interests in and operated a fleet of 34 mobile offshore drilling units, consisting of 26 ultra-deepwater floaters and eight harsh environment floaters.

We provide, as our primary business, contract drilling services in a single operating segment, which involves contracting our mobile offshore drilling rigs, related equipment and work crews to drill oil and gas wells.  We specialize in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services.  Our drilling fleet is one of the most versatile fleets in the world, consisting of drillships and semisubmersible floaters used in support of offshore drilling activities and offshore support services on a worldwide basis.

We perform contract drilling services by deploying our high-specification fleet in a single, global market that is geographically dispersed in oil and gas exploration and development areas throughout the world.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.  See Note 15—Supplemental Segment Information.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”), we must make judgments by applying estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our income taxes, property and equipment, equity investments, contingencies, allowance for excess materials and supplies, assets held for sale, postemployment benefit plans and share-based compensation.  We base our estimates and assumptions on historical experience and other factors that we believe are reasonable.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When a valuation requires multiple input levels, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an equity investment in an unconsolidated entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We measure other equity investments at fair value if the investment has a fair value that is readily determinable; otherwise, we measure the investment at cost, less any impairment.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 4—Unconsolidated Affiliates and Note 13—Equity.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars.  Consequently, our exposure to currency exchange rate fluctuations is limited.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2024, 2023 and 2022, we recognized a net gain of $16 million, a net gain of $10 million and a net loss of $8 million, respectively, related to currency exchange rates.

Revenues and related pre-operating costs—We recognize revenues earned under our drilling contracts based on variable dayrates, which range from a full operating dayrate to lower rates or zero rates for periods when drilling operations are interrupted or restricted, based on the specific activities we perform during the contract on an hourly, or more frequent, basis.  Such dayrate consideration is attributed to the distinct time period to which it relates within the contract term, and therefore, is recognized as we perform the services.  When the operating dayrate declines over the contract term, we recognize revenues on a straight-line basis over the estimated contract period.  We recognize reimbursement revenues and the corresponding costs as we provide the customer-requested goods and services, when such reimbursable costs are incurred while performing drilling operations.  Prior to performing drilling operations, we may receive pre-operating revenues, on either a fixed lump-sum or variable dayrate basis, for mobilization, contract preparation, customer-requested goods and services or capital upgrades, for which we record a contract liability and recognize as revenues on a straight-line basis over the estimated contract period.  We recognize losses for loss contracts as such losses are incurred.  We recognize revenues for demobilization over the contract period unless otherwise constrained.  We recognize revenues from contract terminations as we fulfill our obligations and

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

all contingencies have been resolved.  We apply the optional exemption that permits us to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is typically based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.

To obtain contracts with our customers, we incur pre-operating costs to prepare a rig for contract and mobilize a rig to the drilling location.  We defer such pre-operating contract preparation and mobilization costs for recognition in operating and maintenance costs over the estimated contract period on a straight-line basis, consistent with the general pace of activity.  See Note 5—Revenues.

Income taxes—We provide for income taxes based on expected taxable income, statutory rates and tax laws in the jurisdictions in which we operate or have a taxable presence.  We recognize the effect of changes in tax laws as of the date of enactment.  We recognize potential global intangible low-taxed income inclusions as a period cost.

We establish liabilities for estimated tax exposures, and we recognize the provisions and benefits resulting from changes to those liabilities, together with related interest and penalties, in income tax expense or benefit.  Income tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  Such tax exposures may be affected by changes in applicable tax law or other factors, which could cause us to revise our prior estimates, and are generally resolved through the settlement of audits within the tax jurisdictions or by judicial means.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the deferred tax assets and liabilities are expected to be recovered or paid.  To evaluate our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  For example, we may record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions for which the benefit of the losses will not be realized or for foreign tax credit carryforwards that may expire prior to their utilization.  See Note 10—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less, such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-ended, management investment trusts.  Such management trusts invest exclusively in high-quality money market instruments.

Restricted cash and cash equivalents—We maintain restricted cash and cash equivalents that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash and cash equivalents in current assets if the restriction is expected to expire or otherwise be resolved within one year or if such funds are considered to correspond to liabilities that are properly classified as current liabilities. See Note 8—Debt.

Materials and supplies—We record materials and supplies at their average cost less an allowance for excess items.  We estimate the allowance for excess items based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2024 and 2023, our allowance for excess items was $178 million and $198 million, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  See Note 6—Long-Lived Assets.

Property and equipment—We apply judgment to account for our property and equipment, consisting primarily of offshore drilling rigs and related equipment, related to estimates and assumptions for cost capitalization, useful lives and salvage values.  We base our estimates and assumptions on historical experience and expectations regarding future industry conditions and operations.  At December 31, 2024, the aggregate carrying amount of our property and equipment represented 82 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight-line method after allowing for salvage values.

The estimated original useful life of our drilling units is 35 years, our buildings and improvements range from three to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on future marketability.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Long-lived asset impairment—We review the carrying amounts of long-lived assets, including property and equipment and right-of-use assets, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra-deepwater floaters and harsh environment floaters.  When an impairment of an asset group is indicated, we measure an impairment as the amount by which the carrying amount of the asset group exceeds its estimated fair value.  We estimate the fair value of an asset group by applying a variety of valuation methods, incorporating a combination of income, market and cost approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.  See Note 6—Long-Lived Assets.

Equity investments and impairment—We review our equity-method investments, and other equity investments for which a readily determinable fair value is not available, for potential impairment when events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable in the near term.  If we determine that an impairment that is other than temporary exists, we recognize an impairment loss, measured as the amount by which the carrying amount of the investment exceeds its estimated fair value.  To estimate the fair value of the investment, we apply valuation methods that rely primarily on the income and market approaches.  We amortize the basis difference caused by such impairments using the straight-line method over the estimated life of the asset.  See Note 4—Unconsolidated Affiliates.

Pension and other postemployment benefit plans—We use a measurement date of January 1 to determine net periodic benefit costs and December 31 to determine plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market-related value of assets that reduces year-to-year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  We calculate investment gains or losses for this purpose as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future lifetime of the participants.

We measure the actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, the most significant of which include long-term rate of return on plan assets, discount rates and mortality rates.  For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on projected long-term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  At December 31, 2024 and 2023, the funded status of our pension and other postemployment benefit plans represented an aggregate liability of $104 million and $125 million, respectively, and an aggregate asset of $73 million and $31 million, respectively.  See Note 9—Benefit Plans.

Share-based compensation—To measure the fair values of granted or modified service-based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of granted or modified performance-based restricted share units subject to market factors, we use an average price at the performance start date and project performance based on a Monte Carlo simulation model under a risk-neutral approach and apply assumptions for the expected life, risk-free interest rate, expected volatility and dividend yield.  To measure the fair values of granted or modified performance-based restricted share units that are subject to performance targets, we use the market price of our shares on the grant date or modification date and adjust the value for the projected performance rate expected to be achieved at the end of the measurement period.  We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non-employee directors.  We recognize such compensation expense on a straight-line basis over the service period through the date the employee or non-employee director is no longer required to provide service to earn the award.  See Note 14—Share-Based Compensation.

Contingencies—We assess our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Note 3—Accounting Standards Updates

Recently adopted accounting standards

Segment reporting—Effective for the year ended December 31, 2024, we adopted the accounting standards update that requires incremental disclosures about a public entity’s reportable segments but does not change the definition or guidance for determining reportable

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segments.  The update, which explicitly applies to entities such as us with a single reportable segment, requires disclosure of the significant expense categories and amounts that are regularly provided to the chief operating decision-maker and included in the reported measure of segment profit or loss.  Additionally, the update requires disclosures about the individual or the group or committee identified as the chief operating decision-maker.  We have provided new disclosures, as required, in our notes to consolidated financial statements.  See Note 1—Business and Note 15—Supplemental Segment Information.

Recently issued accounting standards updates not yet adopted

Income taxes—Effective for the year ending December 31, 2025, we will adopt the accounting standards update that requires significant incremental disclosures intended to enhance the transparency and decision-usefulness of income tax disclosures, particularly with regard to the effective tax rate reconciliation table and income taxes paid.  The new guidance will be applied prospectively and permits, but does not require, retrospective application.  We will provide the new disclosures, as required, for annual periods beginning with our annual report on Form 10-K for the year ending December 31, 2025.  We continue to evaluate the requirements.  Although our adoption will require us to augment certain disclosures in the notes to consolidated financial statements, we do not expect such adoption to have a material effect on our consolidated statements of financial position, operations or cash flows.

Disaggregated income statement expenses—Effective for the year ending December 31, 2027, we will adopt the accounting standards update that requires disaggregated disclosures, in the notes to consolidated financial statements, of certain categories of expenses that are included in expense line items on the face of the consolidated statements of operations.  The disclosures will be required on an annual and interim basis.  We will provide the new disclosures, as required, for annual periods beginning with our annual report on Form 10-K for the year ending December 31, 2027, and subsequently, for interim periods beginning with our quarterly report on Form 10-Q for the quarterly period ending March 31, 2028.  We continue to evaluate the requirements.  Although our adoption will require us to augment certain disclosures in the notes to consolidated financial statements, we do not expect such adoption to have a material effect on our consolidated statements of financial position, operations or cash flows.

Note 4—Unconsolidated Affiliates

Equity investments

Overview—At December 31, 2024, we hold equity investments in certain unconsolidated companies, including (a) our 16 percent ownership interest in Global Sea Mineral Resources NV (together with its subsidiaries, “GSR”), a Belgian company and leading developer of nodule collection technology, which is engaged in the development and exploration of deep-sea polymetallic nodules that contain metals critical to the growing renewable energy market, (b) our 19 percent ownership interest in Ocean Minerals LLC (together with its subsidiaries, “OML”), the parent company of Moana Minerals Ltd., a Cook Islands subsea resource development company that intends to explore and collect polymetallic nodules, and (c) our ownership interests in other companies involved in researching and developing technology to improve efficiency, reliability, sustainability and safety for drilling and other activities.  In the years ended December 31, 2024, 2023 and 2022, we recognized income of $4 million, a loss of $14 million and a loss of $24 million, respectively, recorded in other, net, associated with equity in earnings or losses of our equity investments.  At December 31, 2024 and 2023, the aggregate carrying amount of our equity investments was $123 million and $216 million, respectively, recorded in other assets.

Contributions—In February 2023, we acquired a noncontrolling interest in GSR in exchange for a cash contribution of $10 million and a non-cash contribution of the ultra-deepwater floater Ocean Rig Olympia, which had been cold stacked, and related assets, with an estimated fair value of $85 million (see Note 6—Long-Lived Assets).  We estimated the fair value of the rig using projected discounted cash flows, and our estimate required us to use significant unobservable inputs, representative of Level 3 fair value measurements, including assumptions related to future performance of the rig, projected demand for its services, rig availability and dayrates.  In the year ended December 31, 2022, we acquired noncontrolling interests in various companies, including among others, our initial investment in OML and Liquila Ventures Ltd. (together with its subsidiaries, “Liquila”), for an aggregate cash contribution of $42 million.

Acquisition—At December 31, 2023, we held a 33.0 percent noncontrolling interest in Orion Holdings (Cayman) Limited (together with its subsidiary, “Orion”), the Cayman Islands company that owned the harsh environment floater Transocean Norge, and the aggregate carrying amount of our investment in Orion was $86 million.  In June 2024, we acquired the outstanding 67.0 percent ownership interest in Orion in exchange for noncash consideration with an aggregate fair value of $431 million, including 55.5 million Transocean Ltd. shares and $130 million aggregate principal amount of 8.00% senior notes due February 2027 (the “8.00% Senior Notes”).  As a result, Orion became our wholly owned subsidiary.  We recorded the transaction using the asset acquisition method of accounting.  See Note 6—Long Lived Assets, Note 8—Debt and Note 13—Equity.

Impairments—In each of the years ended December 31, 2024 and 2023, we recognized a loss of $5 million, which had no tax effect, recorded in other, net, associated with the other-than-temporary impairment of the carrying amount of certain equity investments.

Related party transactions

Investment and acquisition—In November 2022, we and Perestroika (Cyprus) Ltd (together with its subsidiaries, “Perestroika”), an entity affiliated with one of our directors that beneficially owns approximately 10 percent of our shares, each acquired a noncontrolling

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

interest in Liquila, a previously unconsolidated Bermuda company, that was constructing the ultra-deepwater floater Deepwater Aquila, in exchange for a cash contribution of $15 million and $10 million, respectively.  These initial contributions, together with a contribution from the holder of the remaining 67 percent ownership interest, were used to make an initial installment to the shipyard to acquire the newbuild drillship.  In September 2023, we acquired the outstanding 80 percent ownership interest in Liquila, in exchange for the issuance of 11.9 million Transocean Ltd. shares with an aggregate value of $99 million, which included 2.0 million Transocean Ltd. shares with an aggregate value of $16 million issued to Perestroika.  As a result, Liquila became our wholly owned subsidiary.  We recorded the transaction using the asset acquisition method of accounting.  See Note 6—Long Lived Assets and Note 13—Equity.

Operating and lending activities—We procure and provide services and equipment from and to our unconsolidated affiliates for technological innovation and subsea minerals exploration, and we occasionally provide loans to our unconsolidated affiliates.  In the years ended December 31, 2024, 2023 and 2022, we made an aggregate cash payment of $14 million, $12 million and $7 million, respectively, to our unconsolidated affiliates primarily for research and development and for equipment.  At December 31, 2024 and 2023, our accounts receivable from affiliates was $3 million and $14 million, respectively, recorded in other current assets.  At December 31, 2024 and 2023, the aggregate carrying amount of balances due to us under various financing arrangements with our unconsolidated affiliates was $10 million and $6 million, respectively, recorded in other assets.

In the years ended December 31, 2024, 2023 and 2022, we received an aggregate cash payment of $11 million, $49 million and $40 million, respectively, for services and equipment provided to, and prior to our acquisition of, Orion.  In the years ended December 31, 2024, 2023, and 2022, we recognized rent expense of $25 million, $26 million and $11 million, respectively, recorded in operating and maintenance costs, and made an aggregate cash payment of $25 million, $27 million and $10 million, respectively, to charter the rig and rent other equipment from, and prior to our acquisition of, Orion.  Additionally, in the year ended December 31, 2023, we and Orion agreed to the non-cash net settlement of a balance of $25 million of accounts receivable and payable.

Note 5—Revenues

Overview—We earn revenues primarily by performing the following activities: (i) providing our drilling rig, together with the work crews, related equipment and services necessary to operate the rig, (ii) providing certain pre-operating activities, including rig preparation and equipment modifications required for the contract, and (iii) delivering the drilling rig by mobilizing to and demobilizing from the drill location.  Under most of our contracts with customers, our drilling services represent a single performance obligation that is satisfied over time, the duration of which varies by contract.  At December 31, 2024, the drilling contract with the longest expected remaining duration, excluding unexercised options, extends through August 2029.

Disaggregation—Our contract drilling revenues, disaggregated by asset group and by country in which they were earned, were as follows (in millions):

	Year ended December 31, 2024			Year ended December 31, 2023			Year ended December 31, 2022
	Ultra-	Harsh		Ultra-	Harsh		Ultra-	Harsh
	deepwater	environment		deepwater	environment		deepwater	environment
	floaters	floaters	Total	floaters	floaters	Total	floaters	floaters	Total
U.S.	$1,566	$—	$1,566	$1,433	$—	$1,433	$1,135	$—	$1,135
Brazil	727	—	727	298	—	298	240	—	240
Norway	—	654	654	—	603	603	—	835	835
Other countries (a)	225	352	577	341	157	498	333	32	365
Total contract drilling revenues	$2,518	$1,006	$3,524	$2,072	$760	$2,832	$1,708	$867	$2,575

(a)	The aggregate contract drilling revenues earned in other countries that individually represented less than 10 percent of total contract drilling revenues.

Major customers—For the year ended December 31, 2024, Shell plc (together with its affiliates, “Shell”), Petróleo Brasileiro S.A. (together with its affiliates, “Petrobras”) and Equinor ASA (together with its affiliates, “Equinor”) represented 27 percent, 21 percent and 13 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2023, Shell, Equinor, TotalEnergies SE and Petrobras represented 27 percent, 16 percent, 12 percent and 11 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2022, Shell, Equinor and Petrobras represented 33 percent, 25 percent and 11 percent, respectively, of our consolidated operating revenues.

Contract intangible assets—At December 31, 2024 and 2023, the gross carrying amount of our drilling contract intangible assets was $907 million and the corresponding accumulated amortization was $907 million and $903 million, respectively.

Contract liabilities—Contract liabilities for our contracts with customers were as follows (in millions):

	December 31,	December 31
	2024	2023
Deferred contract revenues, recorded in other current liabilities	$231	$165
Deferred contract revenues, recorded in other long-term liabilities	212	233
Total contract liabilities	$443	$398

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Significant changes in contract liabilities were as follows (in millions):

	Years ended December 31,
	2024	2023
Total contract liabilities, beginning of period	$398	$328
Decrease due to recognition of revenues for goods and services	(243)	(189)
Increase due to goods and services transferred over time	288	259
Total contract liabilities, end of period	$443	$398

Pre-operating costs—In the years ended December 31, 2024, 2023 and 2022, we recognized pre-operating costs of $138 million, $69 million and $47 million, respectively, recorded in operating and maintenance costs.  Recognition increased in the year ended December 31, 2024, primarily as a result of the commencement of operations for two rigs that mobilized to Australia, one rig that mobilized to Brazil and one rig that we reactivated for a contract in Brazil.  At December 31, 2024 and 2023, the carrying amount of our unrecognized pre-operating costs to obtain contracts was $224 million and $221 million, respectively, recorded in other assets.

Note 6—Long-Lived Assets

Disaggregation—The aggregate carrying amount of our long-lived assets, including our property and equipment and our right-of-use assets, disaggregated by country in which they were located, was as follows (in millions):

	December 31,
	2024	2023
Long-lived assets
U.S.	$6,727	$7,472
Greece	2,531	2,652
Norway	2,017	2,103
Brazil	1,993	1,610
Other countries (a)	3,008	3,590
Total long-lived assets	$16,276	$17,427

(a)	The aggregate carrying amount of long-lived assets located in other countries that individually represented less than 10 percent of total long-lived assets.

Because the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods presented.  Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.  Although we are organized under the laws of Switzerland, we have minimal assets located in Switzerland, and we do not conduct any operations or earn operating revenues in Switzerland.

Construction work in progress—The changes in our construction work in progress were as follows (in millions):

	Years ended December 31,

	2024	2023	2022
Construction work in progress, beginning of period	$522	$1,195	$1,017

Capital expenditures
Newbuild construction program	142	331	669
Other equipment and construction projects	112	96	48
Total capital expenditures	254	427	717
Non-cash capital additions acquired in exchange for issuance of Transocean Ltd. shares	—	126	—
Non-cash capital additions financed under the Shipyard Loans	—	—	382
Changes in accrued capital additions	(13)	5	3

Property and equipment placed into service
Newbuild construction program	(552)	(1,157)	(882)
Other equipment and construction projects	(135)	(74)	(42)
Construction work in progress, end of period	$76	$522	$1,195

In the years ended December 31, 2024, 2023 and 2022, we capitalized interest costs of $15 million, $39 million and $73 million, respectively, for our construction work in progress.

Acquisitions—In June 2024 we acquired $517 million of property and equipment associated with Transocean Norge, together with $5 million of cash and cash equivalents and $4 million of accounts receivable from us.  In September 2023, we acquired $126 million of property and equipment associated with Deepwater Aquila, together with $7 million of cash and cash equivalents, and we assumed $19 million of accounts payable.  See Note 4—Unconsolidated Affiliates, Note 8—Debt and Note 13—Equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Impairments—In the year ended December 31, 2024, we recognized a loss of $772 million ($755 million or $0.82 per diluted share, net of tax) associated with the impairment of the ultra-deepwater floaters Deepwater Nautilus, Development Driller III and Discoverer Inspiration, together with related assets, which we determined were impaired at the time that we classified the assets as held for sale.  In the year ended December 31, 2023, we recognized a loss of $57 million ($0.07 per diluted share), which had no tax effect, associated with the impairment of the harsh environment floaters Paul B. Loyd, Jr. and Transocean Leader, together with related assets, which we determined were impaired at the time that we classified the assets as held for sale.  We measured the impairment as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including binding contracts for the sale of the rigs and related assets.

Disposals—During the year ended December 31, 2024, we completed the sale of Deepwater Nautilus, Paul B. Loyd, Jr. and Transocean Leader, together with related assets, for aggregate net cash proceeds of $102 million, including $6 million received as a deposit in the year ended December 31, 2023.  During the year ended December 31, 2023, in connection with our investment in a partial ownership interest in GSR, we made a non-cash contribution of the cold-stacked Ocean Rig Olympia and related assets.  In the year ended December 31, 2023, we recognized a loss of $169 million ($0.22 per diluted share), which had no tax effect, associated with the disposal of the rig and related assets (see Note 4—Unconsolidated Affiliates).  In the years ended December 31, 2024, 2023 and 2022, we received aggregate net cash proceeds of $5 million, $4 million and $7 million, respectively and recognized an aggregate net loss of $17 million, $14 million and $10 million, respectively, associated with the disposal of assets unrelated to rig sales.

Assets held for sale—At December 31, 2024, the aggregate carrying amount of our assets held for sale, including Development Driller III and Discoverer Inspiration, together with related assets, was $343 million.  The transactions contemplated by the binding purchase and sale agreements, executed in September 2024, for these rigs and related assets were subject to customary closing conditions, including the buyers’ ability to secure financing for the purchases.  In January 2025, after extending the originally agreed closing dates, we canceled the purchase and sale agreements as a result of the buyers’ failure to deliver the proceeds.  At December 31, 2023, the aggregate carrying amount of our assets held for sale, including Paul B. Loyd, Jr. and Transocean Leader and related assets, was $49 million.

Note 7—Leases

Overview—Our operating leases are principally for office space, storage facilities, land and operating equipment.  At December 31, 2024, our operating leases had a weighted-average discount rate of 6.5 percent and a weighted-average remaining lease term of 11.1 years.

Our finance lease for the ultra-deepwater drillship Petrobras 10000 has an implicit interest rate of 7.8 percent and requires scheduled monthly installments through the lease expiration in August 2029, after which we are obligated to acquire the drillship from the lessor for one dollar.  We recognize expense for the amortization of the right-of-use asset in depreciation and amortization.

Lease costs—The components of our lease costs were as follows (in millions):

	Years ended December 31,
Lease costs	2024	2023	2022
Short-term lease costs	$10	$4	$14
Operating lease costs	16	14	12
Finance lease costs, amortization of right-of-use asset	20	20	20
Finance lease costs, interest on lease liability	24	27	30
Total lease costs	$70	$65	$76

Lease payments—Supplemental cash flow information for our leases was as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$20	$17	$14
Operating cash flows from finance lease	4	—	8
Financing cash flows from finance lease	7	—	3

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2024, the aggregate future minimum lease payments were as follows (in millions):

	Operating	Finance
	leases	lease
Years ending December 31,
2025	$13	$65
2026	12	70
2027	12	71
2028	12	70
2029	12	47
Thereafter	74	—
Total future minimum rental payment	135	323
Less amount representing imputed interest	(40)	(52)
Present value of future minimum rental payments	95	271
Current portion, recorded in other current liabilities	7	47
Long-term lease liabilities, recorded in other long-term liabilities	$88	$224

Note 8—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, including a bifurcated compound exchange feature and unamortized debt-related balances, such as discounts, premiums and issue costs, were as follows (in millions):

		Principal amount		Carrying amount
		December 31,	December 31,	December 31,	December 31,
		2024	2023	2024	2023
7.25% Senior Notes due November 2025	(a)	$—	$354	$—	$352
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	(b)	234	234	227	221
7.50% Senior Notes due January 2026	(a)	—	569	—	567
11.50% Senior Guaranteed Notes due January 2027	(a)	—	687	—	938
6.875% Senior Secured Notes due February 2027	(c)	330	413	328	409
8.00% Senior Notes due February 2027	(a)	655	612	653	609
7.45% Notes due April 2027	(d)	52	52	52	52
8.00% Debentures due April 2027	(d)	22	22	22	22
4.50% Shipyard Loans due September 2027	(e)	329	420	310	384
8.375% Senior Secured Notes due February 2028	(c)	525	525	518	518
7.00% Notes due June 2028	(e)	261	261	263	264
8.00% Senior Secured Notes due September 2028	(c)	295	325	292	321
8.25% Senior Notes due May 2029	(a)	900	—	887	—
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	(a)	259	259	286	486
8.75% Senior Secured Notes due February 2030	(f)	999	1,116	981	1,094
7.50% Notes due April 2031	(d)	396	396	395	395
8.50% Senior Notes due May 2031	(a)	900	—	886	—
6.80% Senior Notes due March 2038	(d)	610	610	605	605
7.35% Senior Notes due December 2041	(d)	177	177	176	176
Total debt		6,944	7,032	6,881	7,413

Less debt due within one year
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	(b)	234	—	227	—
11.50% Senior Guaranteed Notes due January 2027	(a)	—	—	—	71
6.875% Senior Secured Notes due February 2027	(c)	83	83	82	81
4.50% Shipyard Loans due September 2027	(e)	120	90	108	75
8.375% Senior Secured Notes due February 2028	(c)	100	—	97	—
8.00% Senior Secured Notes due September 2028	(c)	60	30	59	30
8.75% Senior Secured Notes due February 2030	(f)	117	117	113	113
Total debt due within one year		714	320	686	370
Total long-term debt		$6,230	$6,712	$6,195	$7,043

(a)	Transocean International Limited, a wholly owned direct subsidiary of Transocean Ltd. formerly known as Transocean Inc., is the issuer of the unregistered notes (collectively, the “Priority Guaranteed Notes”). The guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean International Limited and rank equal in right of payment of all our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Legacy Guaranteed Notes, as defined below, the 4.50% shipyard loans due September 2027 (each, a “Shipyard Loan”, and together, the “Shipyard Loans”) and the 7.00% notes due June 2028 and structurally subordinate to the Senior Priority Guaranteed Notes, as defined below, to the extent of the value of the assets of the subsidiaries guaranteeing the notes.
(b)	Transocean International Limited is the issuer of the unregistered notes (together, the “Senior Priority Guaranteed Notes”). The priority guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

International Limited and rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Priority Guaranteed Notes to the extent of the value of the assets of the subsidiaries guaranteeing the notes.
(c)	Each subsidiary issuer of the respective unregistered notes is a wholly owned indirect subsidiary of Transocean International Limited. The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean International Limited and, in each case, the owner of the respective collateral rig or rigs.
(d)	Transocean International Limited is the issuer of the notes and debentures (the “Legacy Guaranteed Notes”). The Legacy Guaranteed Notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd.
(e)	The subsidiary borrowers under the Shipyard Loans and the subsidiary issuer of the registered notes are wholly owned indirect subsidiaries of Transocean International Limited. The loans and notes are fully and unconditionally guaranteed by Transocean International Limited.
(f)	Transocean International Limited is the issuer of the unregistered notes. The senior secured notes are fully and unconditionally guaranteed on an unsecured basis by Transocean Ltd. and on a limited senior secured basis by each of the wholly owned subsidiary owners of the collateral rigs.

Indentures—The indentures that govern our debt generally contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.  Transocean Ltd. and Transocean International Limited are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions.

The indentures that govern the 4.00% senior guaranteed exchangeable bonds due December 2025 (the “4.00% Senior Guaranteed Exchangeable Bonds”) and the 4.625% senior guaranteed exchangeable bonds due September 2029 (the “4.625% Senior Guaranteed Exchangeable Bonds”) require such bonds to be repurchased upon the occurrence of certain fundamental changes and events, at specified prices depending on the particular fundamental change or event, which include changes and events related to certain (i) change of control events applicable to Transocean Ltd. or Transocean International Limited, (ii) the failure of our shares to be listed or quoted on a national securities exchange and (iii) specified tax matters.

The indentures that govern the 6.875% senior secured notes due February 2027, the 8.375% senior secured notes due February 2028 (the “8.375% Senior Secured Notes”), the 8.00% senior secured notes due September 2028 (the “8.00% Senior Secured Notes”) and the 8.75% senior secured notes due February 2030 (the “8.75% Senior Secured Notes”) contain certain covenants, among others, related to the debt and earnings attributable to the collateral rigs and the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.  We will be required to redeem the senior secured notes at a price equal to 100 percent of the aggregate principal amount without a make-whole premium, upon the occurrence of certain events related to the respective collateral rigs and related drilling contracts.  The indentures that govern our senior secured notes contain certain lien requirements, including the maintenance of certain balances in a restricted cash account to satisfy debt service requirements.  At December 31, 2024, we had restricted cash and cash equivalents of $351 million deposited in restricted accounts to satisfy debt service and reserve requirements for the senior secured notes.  At December 31, 2024, the rigs encumbered for the senior secured notes and our Shipyard Loans include the ultra-deepwater floaters Deepwater Aquila, Deepwater Atlas, Deepwater Pontus, Deepwater Poseidon, Deepwater Proteus, Deepwater Thalassa, Deepwater Titan, and the harsh environment floaters Transocean Enabler and Transocean Encourage, the aggregate carrying amount of which was $6.09 billion.

Interest rate adjustments—At December 31, 2024, the interest rate in effect for the 7.35% senior notes due December 2041 was 9.35 percent, which is subject to adjustment from time to time upon a change to the credit rating of our non-credit enhanced senior unsecured long-term debt.

Scheduled maturities—At December 31, 2024, the scheduled maturities of our debt were as follows (in millions):

Total
Years ending December 31,
2025	$714
2026	541
2027	1,255
2028	664
2029	1,276
Thereafter	2,494
Total principal amount of debt	6,944
Total unamortized debt-related balances, net	(199)
Bifurcated compound exchange feature, at estimated fair value	136
Total carrying amount of debt	$6,881

Credit agreements

Secured Credit Facility—As of December 31, 2024, we have a secured revolving credit facility established under a bank credit agreement (as amended from time to time, the “Secured Credit Facility”), which is scheduled to mature on June 22, 2028.  In April 2024, we amended the Secured Credit Facility to, among other things, (a) extend the maturity date from June 22, 2025 to June 22, 2028 and (b) reduce

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

the borrowing capacity from $600 million to $576 million through June 22, 2025 and thereafter reduce the borrowing capacity to $510 million through June 22, 2028.  Throughout the term of the Secured Credit Facility, we pay a facility fee on the amount of the underlying commitment, which ranges from 0.375 percent to 1.00 percent based on the credit rating of the Secured Credit Facility.  We may borrow under the Secured Credit Facility at a forward-looking term rate based on the secured overnight financing rate (“Term SOFR”) plus a margin and a Term SOFR spread adjustment of 0.10 percent.  The Secured Credit Facility is subject to permitted extensions and certain early maturity triggers, including if on any date the aggregate amount of scheduled principal repayments of indebtedness, with certain exceptions, due within 91 days thereof is equal to or in excess of $325 million and available cash is less than $250 million.  The Secured Credit Facility permits us to increase the aggregate amount of commitments by up to $250 million.  The Secured Credit Facility is guaranteed by Transocean Ltd. and certain wholly owned subsidiaries.  The Secured Credit Facility is secured by, among other things, a lien on the ultra-deepwater floaters Deepwater Asgard, Deepwater Conqueror, Deepwater Corcovado, Deepwater Invictus, Deepwater Mykonos, Deepwater Orion, Deepwater Skyros and Dhirubhai Deepwater KG2 and the harsh environment floaters Transocean Barents and Transocean Spitsbergen, and at December 31, 2024, the aggregate carrying amount of which was $4.30 billion.

The Secured Credit Facility contains covenants that, among other things, include maintenance of a minimum guarantee coverage ratio of 3.0 to 1.0, a minimum collateral coverage ratio of 2.1 to 1.0, a maximum debt to capitalization ratio of 0.60 to 1.00 and minimum liquidity of $200 million.  The Secured Credit Facility also restricts the ability of Transocean Ltd. and certain of our subsidiaries to, among other things, merge, consolidate or otherwise make changes to the corporate structure, incur liens, incur additional indebtedness, enter into transactions with affiliates and permits, subject to certain conditions, the ability to pay dividends and repurchase our shares.  In order to utilize the Secured Credit Facility, we must, at the time of the borrowing request, be in full compliance with the terms and conditions of the Secured Credit Facility and make certain representations and warranties, including with respect to compliance with laws and solvency, to the lenders.  Repayment of borrowings under the Secured Credit Facility are subject to acceleration upon the occurrence of an event of default.  Under the agreements governing certain of our debt and finance lease, we are also subject to various covenants, including restrictions on creating liens, engaging in sale/leaseback transactions and engaging in certain merger, consolidation or reorganization transactions.  A default under our public debt indentures, the agreements governing our senior secured notes, our finance lease contract or any other debt owed to unaffiliated entities that exceeds $125 million could trigger a default under the Secured Credit Facility and, if not waived by the lenders or otherwise cured, could cause us to lose access to the Secured Credit Facility.  At December 31, 2024, based on the credit rating of the Secured Credit Facility as of that date, the Secured Credit Facility Margin was 2.875 percent and the facility fee was 0.625 percent.  At December 31, 2024, we had no borrowings outstanding, $7 million of letters of credit issued, and we had $569 million of available borrowing capacity under the Secured Credit Facility.

Shipyard financing arrangement—We have credit agreements that established the Shipyard Loans to finance all or a portion of the final payments owed to the shipyard upon delivery of Deepwater Atlas and Deepwater Titan.  In June 2022, we borrowed $349 million under the Shipyard Loan for Deepwater Atlas and made a cash payment of $46 million to satisfy the final milestone payment due upon delivery of the rig.  In December 2022, we borrowed $90 million under the Shipyard Loan for Deepwater Titan and made a cash payment of $325 million to satisfy the final milestone payment due upon delivery of the rig.  We recorded each Shipyard Loan, net of imputed interest, with an initial carrying amount of $300 million and $82 million, respectively, and corresponding non-cash capital additions, recorded in property and equipment.  The carrying amount of each Shipyard Loan at inception represented its estimated fair value using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt, by applying an estimated discount rate of 9.4 percent and 7.6 percent, respectively.  The Shipyard Loans contain covenants that, among other things, limit the ability of the subsidiary owners of the drilling rigs to incur certain types of additional indebtedness or make certain additional commitments or investments.  We have the right to prepay outstanding borrowings, in full or in part, without penalty.  At December 31, 2024, the Shipyard Loan for Deepwater Atlas had outstanding borrowings of $259 million, which are secured by, among other security, a lien on the rig, and the Shipyard Loan for Deepwater Titan had outstanding borrowings of $70 million, which are unsecured.

Exchangeable bonds

Exchange terms—At December 31, 2024, the (a) current exchange rates, expressed as the number of Transocean Ltd. shares per $1,000 note, (b) implied exchange prices per Transocean Ltd. share and (c) aggregate shares, expressed in millions, issuable upon exchange of our exchangeable bonds were as follows:

		Implied
	Exchange	exchange	Shares
	rate	price	issuable
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	190.4762	$5.25	45
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	290.6618	$3.44	75

The exchange rates presented above are subject to adjustment upon the occurrence of certain events.  The 4.00% Senior Guaranteed Exchangeable Bonds may be exchanged by holders at any time prior to the close of business on the second business day immediately preceding the maturity date and, at our election, such exchange may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.  The 4.625% Senior Guaranteed Exchangeable Bonds may be exchanged by holders at any time prior to the close of business on the second business day immediately preceding the maturity date or redemption date and, at our election, such exchange may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.

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Effective interest rates and fair values—At December 31, 2024, the effective interest rates and estimated fair values of our exchangeable bonds were as follows (in millions, except effective interest rates):

	Effective	Fair
	interest rate	value
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	6.9%	$247
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	18.3%	$359

We estimated the fair values of the exchangeable debt instruments, including the exchange features, by employing a binomial lattice model using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt and the expected volatility of the market price for our shares.

Interest expense—We recognized interest expense for our exchangeable bonds as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Contractual interest	$21	$24	$16
Amortization	20	19	9
(Gain) loss on adjustment to bifurcated compound exchange feature	(214)	127	157
Total	$(173)	$170	$182

The indenture governing the 4.625% Senior Guaranteed Exchangeable Bonds contains a compound exchange feature that, in addition to the exchange terms presented above, requires us to pay holders a make-whole premium of future interest through March 30, 2028, for exchanges exercised during a redemption notice period.  Such compound exchange feature must be bifurcated from the host debt instrument since it is not considered indexed to our stock.  Accordingly, we recognize changes to the liability for the estimated fair value of the bifurcated compound exchange feature with a corresponding adjustment to interest expense.  At December 31, 2024 and 2023, the carrying amount of the bifurcated compound exchange feature, recorded as a component of the carrying amount of debt, was $136 million and $350 million, respectively.

Exchanges—In April 2023, Perestroika exchanged $213 million aggregate principal amount of 2.50% senior guaranteed exchangeable bonds due January 2027 (the “2.50% Senior Guaranteed Exchangeable Bonds”) under the terms of the governing indenture at the applicable exchange rate of 162.1626 Transocean Ltd. shares per $1,000 note.  As part of this related party transaction, we delivered 34.6 million Transocean Ltd. shares and $3 million cash consideration.  The director’s beneficial ownership of our shares resulting from these transactions did not change.

In July 2023, the holders of the remaining outstanding $25 million aggregate principal amount of 2.50% Senior Guaranteed Exchangeable Bonds exchanged such bonds under the terms of the governing indenture at the applicable exchange rate of 162.1626 Transocean Ltd. shares per $1,000 note.  As part of the transaction, we delivered 4.0 million Transocean Ltd. shares.

In October 2023, holders of $60 million and $41 million aggregate principal amount of 4.00% Senior Guaranteed Exchangeable Bonds and 4.625% Senior Guaranteed Exchangeable Bonds, respectively, exchanged such bonds under the terms of the governing indentures at the applicable exchange rate of 190.4762 and 290.6618 Transocean Ltd. shares, respectively, per $1,000 note.  As part of the transactions, we delivered an aggregate 26.5 million Transocean Ltd. shares, including an aggregate 3.1 million additional shares.

Debt issuance

Senior notes—In April 2024, we issued $900 million aggregate principal amount of 8.25% senior notes due May 2029 (the “8.25% Senior Notes”) and $900 million aggregate principal amount of 8.50% senior notes due May 2031 (the “8.50% Senior Notes”), and we received $1.77 billion aggregate cash proceeds, net of issue costs.  The 8.25% Senior Notes and the 8.50% Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by Transocean Ltd. and certain of our wholly owned subsidiaries.  On or prior to May 15, 2026 and 2027, respectively, we may redeem all or a portion of the 8.25% Senior Notes and the 8.50% Senior Notes, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

In June 2024, as partial consideration to acquire the outstanding 67.0 percent ownership interest in Orion, we issued $130 million aggregate principal amount of 8.00% Senior Notes, with an equivalent aggregate fair value, as additional debt securities under the indenture governing such notes.  See Note 4—Unconsolidated Affiliates, Note 6—Long-Lived Assets and Note 13—Equity

Senior secured notes—In January 2023, we issued $525 million aggregate principal amount of 8.375% Senior Secured Notes, and we received $516 million aggregate cash proceeds, net of issue costs.  The 8.375% Senior Secured Notes are secured by the assets and earnings associated with Deepwater Titan and the equity of the wholly owned subsidiary that owns or operates the collateral rig.  We may redeem all or a portion of the 8.375% Senior Secured Notes at specified redemption prices.

In January 2023, we issued $1.175 billion aggregate principal amount of 8.75% Senior Secured Notes, and we received $1.148 billion aggregate cash proceeds, net of issue costs.  The 8.75% Senior Secured Notes are secured by a lien on Deepwater Pontus, Deepwater Proteus, Deepwater Thalassa, Transocean Enabler and Transocean Encourage, together with certain related assets.  We may

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

redeem all or a portion of the 8.75% Senior Secured Notes on or prior to February 15, 2026 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

In October 2023, we issued $325 million aggregate principal amount of 8.00% Senior Secured Notes, and we received $319 million aggregate cash proceeds, net of issue costs.  The 8.00% Senior Secured Notes are secured by the assets and certain earnings associated with Deepwater Aquila as well as the equity of certain of the wholly owned subsidiaries that own or operate the collateral rig.  We may redeem all or a portion of the 8.00% Senior Secured Notes on or prior to September 30, 2025 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

Senior guaranteed exchangeable bonds—In September 2022, we issued $300 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds in connection with exchange and purchase agreements.  Pursuant to the exchange and purchase agreements, we exchanged (the “2022 Private Exchange”) (a) $73 million aggregate principal amount of 0.50% exchangeable senior bonds due January 2023 (the “0.50% Exchangeable Senior Bonds”) for (i) $73 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds and (ii) 6.7 million warrants to purchase Transocean Ltd. shares, and (b) $43 million aggregate principal amount of 7.25% senior notes due November 2025 for $39 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds.  In the year ended December 31, 2022, as a result of the 2022 Private Exchange, we recognized a gain of $6 million ($0.01 per diluted share), with no tax effect, associated with the retirement of debt.  Additionally, we sold $188 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds and issued 15.5 million warrants to purchase Transocean Ltd. shares for aggregate net cash proceeds of $188 million.  We may redeem for cash all or a portion of the 4.625% Senior Guaranteed Exchangeable Bonds on or after March 30, 2026 at a price equivalent to the aggregate principal amount to be redeemed if the closing price of our shares has been greater than 115 percent of the exchange price for a period of at least 20 trading days.  The initial carrying amount of the 4.625% Senior Guaranteed Exchangeable Bonds, measured at the estimated fair value on the date of issuance, was $281 million.  We estimated the fair value of the exchangeable debt instrument, including the exchange feature, by employing a binomial lattice model and by using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt and expected volatility of the market price for our shares.  See Note 13—Equity.

Debt repayment, redemption, and retirement

Early retirement—During the three years ended December 31, 2024, we retired certain notes for which the aggregate principal amounts, cash payments and recognized gain or loss were as follows (in millions):

	Years ended December 31,
	2024			2023	2022
	Tendered	Redeemed	Total	Redeemed	Redeemed	Exchanged	Total
5.52% Senior Secured Notes due May 2022	$—	$—	$—	$—	$18	$—	$18
3.80% Senior Notes due October 2022	—	—	—	—	27	—	27
0.50% Exchangeable Senior Bonds due January 2023	—	—	—	—	18	73	91
5.375% Senior Secured Notes due May 2023	—	—	—	243	—	—	—
5.875% Senior Secured Notes due January 2024	—	—	—	311	—	—	—
7.75% Senior Secured Notes due October 2024	—	—	—	240	—	—	—
6.25% Senior Secured Notes due December 2024	—	—	—	250	—	—	—
6.125% Senior Secured Notes due August 2025	—	—	—	336	—	—	—
7.25% Senior Notes due November 2025	249	105	354	—	14	43	57
7.50% Senior Notes due January 2026	—	569	569	—	—	—	—
11.50% Senior Guaranteed Notes due January 2027	596	91	687	—	—	—	—
8.00% Senior Notes due February 2027	—	87	87	—	—	—	—
Aggregate principal amount of debt retired	$845	$852	$1,697	$1,380	$77	$116	$193

Aggregate cash payment	$886	$862	$1,748	$1,402	$75	$—	$75
Aggregate principal amount of debt issued in exchanges	$—	$—	$—	$—	$—	$112	$112
Aggregate fair value of warrants issued in exchanges	$—	$—	$—	$—	$—	$5	$5
Aggregate net gain (loss)	$144	$17	$161	$(32)	$2	$6	$8

Additionally, in the year ended December 31, 2023, we recognized a net gain of $1 million associated with the retirement of $41 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds exchanged by holders in October 2023.

Scheduled maturities and installments—On the scheduled maturity date of January 30, 2023, we made a cash payment of $49 million to repay an equivalent aggregate principal amount of the outstanding 0.50% Exchangeable Senior Bonds.  In the years ended December 31, 2024, 2023 and 2022, we made an aggregate cash payment of $355 million, $262 million and $479 million, respectively, to repay other indebtedness in scheduled installments.

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TRANSOCEAN LTD. AND SUBSIDIARIES

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Note 9—Benefit Plans

Defined contribution plans

We sponsor defined contribution plans for our employees in most markets in which we operate worldwide, the most significant of which were as follows: (1) a qualified savings plan covering certain eligible employees working in the U.S., (2) various savings plans covering eligible employees working in Norway and (3) a non-qualified savings plan covering certain eligible expatriate employees.  In the years ended December 31, 2024, 2023 and 2022, we recognized expense of $63 million, $58 million and $61 million, respectively, related to our defined contribution plans and recorded in the same financial statement line item as cash compensation paid to the respective employees.

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2024, we had three funded and three unfunded defined benefit plans in the U.S. (the “U.S. Plans”) and one funded defined benefit plan in the United Kingdom (the “U.K. Plan”).  We also maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase-out period ending December 31, 2025.  We maintain the benefit obligations under our defined benefit plans until they are fully satisfied.

Net periodic benefit costs—We estimated our net periodic benefit costs using the following weighted average assumptions:

	Year ended December 31, 2024			Year ended December 31, 2023			Year ended December 31, 2022
	U.S.	U.K.	OPEB	U.S.	U.K.	OPEB	U.S.	U.K.	OPEB
	Plans	Plan	Plans	Plans	Plan	Plans	Plans	Plan	Plans
Discount rate	4.88%	4.50%	4.80%	5.06%	4.80%	4.92%	2.92%	1.90%	1.83%
Expected rate of return	6.51%	5.10%	na	6.41%	5.00%	na	4.81%	2.00%	na

“na” means not applicable.

The components of net periodic benefit costs, recognized in other income and expense, were as follows (in millions):

	Year ended December 31, 2024				Year ended December 31, 2023				Year ended December 31, 2022
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Net periodic benefit costs
Interest cost	$63	$9	$—	$72	$65	$9	$—	$74	$50	$6	$—	$56
Expected return on plan assets	(86)	(11)	—	(97)	(84)	(11)	—	(95)	(65)	(7)	—	(72)
Special termination benefits	—	—	2	2	—	—	—	—	—	—	—	—
Settlements and curtailments	—	—	(2)	(2)	—	—	—	—	—	—	—	—
Actuarial loss, net	1	2	—	3	—	2	—	2	5	—	—	5
Prior service gain, net	—	—	(1)	(1)	—	—	(2)	(2)	—	—	(2)	(2)
Net periodic benefit costs (income)	$(22)	$—	$(1)	$(23)	$(19)	$—	$(2)	$(21)	$(10)	$(1)	$(2)	$(13)

Funded status—We estimated our benefit obligations using the following weighted-average assumptions:

	December 31, 2024			December 31, 2023
	U.S.	U.K.	OPEB	U.S.	U.K.	OPEB
	Plans	Plan	Plans	Plans	Plan	Plans
Discount rate	5.58%	5.60%	5.02%	4.88%	4.50%	4.80%

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The changes in funded status, balance sheet classifications and accumulated benefit obligations were as follows (in millions):

	Year ended December 31, 2024				Year ended December 31, 2023
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,328	$208	$8	$1,544	$1,307	$188	$10	$1,505
Actuarial (gain) loss, net	(97)	(27)	2	(122)	32	11	—	43
Interest cost	63	9	—	72	65	9	—	74
Currency exchange rate (gain) loss	—	(2)	—	(2)	—	11	—	11
Benefits paid	(77)	(10)	(2)	(89)	(76)	(11)	(2)	(89)
Special termination benefits	—	—	2	2	—	—	—	—
Projected benefit obligation, end of period	1,217	178	10	1,405	1,328	208	8	1,544

Change in plan assets
Fair value of plan assets, beginning of period	1,211	239	—	1,450	1,143	232	—	1,375
Actual return (loss) on plan assets	30	(16)	—	14	138	6	—	144
Currency exchange rate gain (loss)	—	(3)	—	(3)	—	12	—	12
Employer contributions	—	—	2	2	6	—	2	8
Benefits paid	(77)	(10)	(2)	(89)	(76)	(11)	(2)	(89)
Fair value of plan assets, end of period	1,164	210	—	1,374	1,211	239	—	1,450

Funded status asset (liability), end of period	$(53)	$32	$(10)	$(31)	$(117)	$31	$(8)	$(94)

Balance sheet classification, end of period:
Pension asset, non-current	$41	$32	$—	$73	$—	$31	$—	$31
Pension liability, current	(1)	—	(3)	(4)	(1)	—	(3)	(4)
Pension liability, non-current	(93)	—	(7)	(100)	(116)	—	(5)	(121)
Accumulated other comprehensive loss (income), before taxes	102	88	(1)	189	144	90	(6)	228

Accumulated benefit obligation, end of period	$1,217	$178	$10	$1,405	$1,328	$208	$8	$1,544

Because our defined benefit plans no longer accrue benefits for participants, the projected benefit obligation is equivalent to the accumulated benefit obligation.  Certain amounts related to plans with a projected benefit obligation and accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2024				December 31, 2023
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Projected benefit obligation / accumulated benefit obligation	$100	$—	$10	$110	$1,328	$—	$8	$1,336
Fair value of plan assets	6	—	—	6	1,211	—	—	1,211

The amounts in accumulated other comprehensive loss (income) that have not been recognized were as follows (in millions):

	December 31, 2024				December 31, 2023
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Actuarial (gain) loss, net	$102	$87	$2	$191	$144	$88	$(1)	$231
Prior service cost (credit), net	—	1	(3)	(2)	—	2	(5)	(3)
Accumulated other comprehensive loss (income), before taxes	$102	$88	$(1)	$189	$144	$90	$(6)	$228

Plan assets—The weighted-average target and actual allocations of assets for the funded defined benefit plans were as follows:

	December 31, 2024				December 31, 2023
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	U.K.	U.S.	U.K.	U.S.	U.K.	U.S.	U.K.
	Plans	Plan	Plans	Plan	Plans	Plan	Plans	Plan
Equity securities	—%	20%	—%	26%	38%	20%	37%	21%
Fixed income securities	99%	73%	99%	65%	62%	73%	62%	72%
Other investments	1%	7%	1%	9%	—%	7%	1%	7%
Total	100%	100%	100%	100%	100%	100%	100%	100%

We periodically review our investment policies, plan assets and asset allocation strategies in conjunction with asset performance relative to specified objectives.  For the U.S. Plans, we establish our asset allocation strategies by reviewing the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the United Kingdom pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The investments for the funded defined benefit plans were categorized as follows (in millions):

	December 31, 2024
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	U.K.		U.S.	U.K.		U.S.	U.K.
	Plans	Plan	Total	Plans	Plan	Total	Plans	Plan	Total
Mutual funds
Non-U.S. equity funds	$4	$—	$4	$—	$55	$55	$4	$55	$59
Bond funds	1,149	—	1,149	2	136	138	1,151	136	1,287
Total mutual funds	1,153	—	1,153	2	191	193	1,155	191	1,346

Other investments
Cash and money market funds	9	2	11	—	—	—	9	2	11
Synthetic leveraged credit fund	—	—	—	—	17	17	—	17	17
Total other investments	9	2	11	—	17	17	9	19	28

Total investments	$1,162	$2	$1,164	$2	$208	$210	$1,164	$210	$1,374

	December 31, 2023
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	U.K.		U.S.	U.K.		U.S.	U.K.
	Plans	Plan	Total	Plans	Plan	Total	Plans	Plan	Total
Mutual funds
U.S. equity funds	$316	$—	$316	$—	$—	$—	$316	$—	$316
Non-U.S. equity funds	139	—	139	—	51	51	139	51	190
Bond funds	746	—	746	4	171	175	750	171	921
Total mutual funds	1,201	—	1,201	4	222	226	1,205	222	1,427

Other investments
Cash and money market funds	6	1	7	—	—	—	6	1	7
Synthetic leveraged credit fund	—	—	—	—	16	16	—	16	16
Total other investments	6	1	7	—	16	16	6	17	23

Total investments	$1,207	$1	$1,208	$4	$238	$242	$1,211	$239	$1,450

We estimated the fair values of the plan assets by applying the market approach, as categorized above, using either (i) significant observable inputs, representative of Level 1 fair value measurements, including market prices of actively traded funds, or (ii) significant other observable inputs, representative of Level 2 fair value measurements, including market prices of the underlying securities in the trust funds.  The U.S. Plans and the U.K. Plan invest in passively and actively managed funds that are referenced to or benchmarked against market indices.  The plan investment managers have discretion to select securities within each asset category.  Given this discretion, the plans may occasionally hold positions in our debt or equity securities.  Since plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions and benefit payments—In the years ended December 31, 2024, 2023 and 2022, we made an aggregate contribution of $2 million, $8 million and $3 million, respectively, to the defined benefit pension plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2025, we expect to make an aggregate contribution of $11 million, including $8 million and $3 million to the defined benefit pension plans and the OPEB Plans, respectively.

The projected benefits payments were as follows (in millions):

	U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total
Years ending December 31,
2025	$84	$7	$3	$94
2026	85	7	2	94
2027	85	7	1	93
2028	85	8	1	94
2029	85	9	1	95
2030 - 2034	430	60	2	492

Note 10—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is subject to Swiss federal, cantonal and communal income tax.  For Swiss income taxes, however, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from taxation.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Tax provision and rate—The components of our income tax provision (benefit) were as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Current tax expense (benefit)	$31	$(5)	$13
Deferred tax expense (benefit)	(42)	18	46
Income tax expense (benefit)	$(11)	$13	$59

In the years ended December 31, 2024, 2023 and 2022, our effective tax rate was 2.2 percent, (1.4) percent and (10.4) percent, respectively, based on loss before income tax expense (benefit).  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.

A reconciliation of the income tax benefit computed at the Swiss holding company federal effective rate of 7.83% and our reported consolidated income tax expense (benefit) was as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Income tax benefit at Swiss federal statutory rate	$(40)	$(74)	$(44)
Earnings subject to rates different than the Swiss federal statutory rate	74	129	52
Changes in valuation allowance	208	(23)	79
Tax attribute expirations	185	—	—
Deemed profits taxes	12	11	10
Withholding taxes	4	5	12
Changes in unrecognized tax benefits, net	(4)	(37)	2
Changes due to organizational restructuring	(452)	—	(162)
Swiss Federal Act on Tax Reform and AHV Financing	—	—	96
Audit settlement	—	—	12
Other, net	2	2	2
Income tax expense (benefit)	$(11)	$13	$59

In the year ended December 31, 2024, as a result of operational and structural changes related to rig movements, we remeasured our deferred tax assets and liabilities related to Luxembourg, resulting in an increase of our net deferred tax asset from $8 million to $280 million, and such increase was substantially offset by an increase to our valuation allowance.

In January 2020, Switzerland made effective the Federal Act on Tax Reform and AHV Financing (“TRAF”).  In March 2020, we entered into discussions with the Swiss tax authorities regarding the manner by which the TRAF applies to certain Swiss subsidiaries, which allows us to access historic depreciation and costs related to financing assets not previously deducted on Swiss tax returns, which can be apportioned to offset taxable income based on the remaining useful lives of the rigs and financing assets.  In the three months ended December 31, 2021, we reached an agreement with the Swiss Tax authorities regarding the TRAF treatment.  At December 31, 2024 and 2023, we had a deferred tax liability of $218 million and $264 million, respectively, and a deferred tax asset of $1.05 billion and $1.21 billion, respectively, offset with a valuation allowance of $909 million, associated with TRAF.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2024	2023
Deferred tax assets
Net operating loss carryforwards	$1,541	$1,264
Swiss historic depreciation and financing asset costs	1,053	1,210
Interest expense limitation	87	87
United Kingdom charter limitation	53	53
Accrued costs and expenses	20	47
Deferred revenues	22	—
Accrued payroll costs not currently deductible	12	16
Tax credits	5	4
Loss contingencies	3	4
Other	61	54
Valuation allowance	(2,089)	(1,884)
Total deferred tax assets, net of allowance	768	855

Deferred tax liabilities
Depreciation	(1,214)	(1,342)
Other	(8)	(9)
Total deferred tax liabilities	(1,222)	(1,351)

Deferred tax liabilities, net	$(454)	$(496)

We include taxes related to the earnings of all of our subsidiaries since we do not consider the earnings of any of our subsidiaries to be indefinitely reinvested.

At December 31, 2024 and 2023, our deferred tax assets included U.S. tax credits of $5 million and $4 million, respectively, which will expire between 2041 and 2043.  Deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2024, our net deferred tax assets related to our net operating loss carryforwards included $1,241 million, which do not expire, and $437 million, which will expire between 2025 and 2041.

As of December 31, 2024, our consolidated cumulative loss incurred over the recent three-year period represented significant objective negative evidence for the evaluation of the realizability of our deferred tax assets.  Because such evidence has limited our ability to consider other subjective evidence, we evaluate each jurisdiction separately.  We consider objective evidence, such as contract backlog activity, in jurisdictions in which we have profitable contracts, and the ability to carryback losses or utilize losses against potential exposures.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.  At December 31, 2024 and 2023, due to uncertainty of realization, we had a valuation allowance of $2.09 billion and $1.88 billion, respectively, on net operating losses and other deferred tax assets due to the uncertainty of realization.

Unrecognized tax benefits—The changes to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Balance, beginning of period	$449	$444	$402
Additions for current year tax positions	13	45	28
Additions for prior year tax positions	11	5	62
Reductions related to statute of limitation expirations and changes in law	(19)	(14)	(13)
Reductions due to settlements	(30)	(5)	(5)
Reductions for prior year tax positions	(17)	(26)	(30)
Balance, end of period	$407	$449	$444

Our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2024	2023
Unrecognized tax benefits, excluding interest and penalties	$407	$449
Interest and penalties	7	9
Unrecognized tax benefits, including interest and penalties	$414	$458

In the years ended December 31, 2024, 2023 and 2022, we recognized, as a component of our income tax provision, expense of  $2 million, benefit of $18 million and expense of $6 million, respectively, related to interest and penalties associated with our unrecognized

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

tax benefits.  As of December 31, 2024, we have unrecognized benefits of $414 million, including interest and penalties, against which we have recorded net operating loss deferred tax assets of $372 million, resulting in net unrecognized tax benefits of $42 million, including interest and penalties, that upon reversal would favorably impact our effective tax rate.  During the year ending December 31, 2025, it is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax positions and returns—We conduct operations through our various subsidiaries in countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes that are subject to changes resulting from new legislation, interpretation or guidance.  From time to time, as a result of these changes, we may revise previously evaluated tax positions, which could cause us to adjust our recorded tax assets and liabilities.  Tax authorities in certain jurisdictions are examining our tax returns and, in some cases, have issued assessments.  We intend to defend our tax positions vigorously.  Although we can provide no assurance as to the outcome of the aforementioned changes, examinations or assessments, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations; however, it could have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities began issuing tax assessments with respect to our tax returns for the years 2000 through 2004.  In May 2014, the Brazilian tax authorities issued an additional tax assessment for the years 2009 and 2010.  We filed protests with the Brazilian tax authorities for the assessments and are engaged in the appeals process, and a portion of two cases were favorably closed.  In the year ended December 31, 2024, our remaining exposure decreased by BRL 219 million, equivalent to $35 million, following our confirmation of the applicability of a law that allows taxpayers to reduce exposure associated with applicable penalties, interest and legal fees following the receipt and confirmation of a specific type of administrative determination, such as we received.  As of December 31, 2024, the remaining aggregate tax assessment, including interest and penalties, was for corporate income tax of BRL 501 million, equivalent to $81 million, and indirect tax of BRL 90 million, equivalent to $15 million.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 11—Loss Per Share

The computation of basic and diluted loss per share was as follows (in millions, except per share data):

	Years ended December 31,
	2024		2023		2022
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for loss per share
Net loss attributable to controlling interest	$(512)	$(512)	$(954)	$(954)	$(621)	$(621)
Effect of convertible debt instruments, net of tax	—	(189)	—	—	—	—
Loss for per share calculation	$(512)	$(701)	$(954)	$(954)	$(621)	$(621)

Denominator for loss per share
Weighted-average shares outstanding	850	850	768	768	699	699
Effect of convertible debt instruments	—	75	—	—	—	—
Weighted-average shares for per share calculation	850	925	768	768	699	699

Loss per share	$(0.60)	$(0.76)	$(1.24)	$(1.24)	$(0.89)	$(0.89)

We excluded from the computations certain shares issuable as follows because the effect would have been antidilutive (in millions):

	Years ended December 31,
	2024	2023	2022
Exchangeable bonds	45	151	128
Share-based awards	11	19	16
Warrants	6	10	-

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 12—Commitments and Contingencies

Service agreement obligations

We have long-term service agreements with original equipment manufacturers to provide services and parts, primarily related to our pressure control systems and drilling systems.  We estimated the commitments for our service agreements based on projected operating activity, and actual operating activity could differ from such estimates.  At December 31, 2024, the aggregate future payments required under our service agreement obligations were as follows (in millions):

Service
agreement
obligations
Years ending December 31,
2025	$137
2026	143
2027	117
2028	73
2029	49
Thereafter	91
Total	$610

Letters of credit and surety bonds

At December 31, 2024 and 2023, we had outstanding letters of credit totaling $9 million and $16 million, respectively, issued under various committed and uncommitted credit lines provided by banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2024 and 2023, we also had outstanding surety bonds totaling $147 million and $198 million, respectively, to secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2024 and 2023, the aggregate cash collateral held by institutions to secure our letters of credit and surety bonds was $8 million and $7 million, respectively.

Legal proceedings

Asbestos litigation—In 2014, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos-containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  One of our subsidiaries has been named in similar complaints filed in Illinois, Missouri and California.  At December 31, 2024, eight plaintiffs have claims pending in Louisiana and 25 plaintiffs in the aggregate have claims pending in either Illinois, Missouri, or California, in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we can provide no assurance as to whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2024, the subsidiary was a defendant in approximately 364 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold in 1989.  In December 2021, the subsidiary and certain insurers agreed to a settlement of outstanding disputes that provide the subsidiary with cash.  An earlier settlement, achieved in September 2018, provided the subsidiary with cash and an annuity for which installments began in December 2024.  Together with a coverage-in-place agreement with certain insurers and additional coverage issued by other insurers, we believe the subsidiary has sufficient resources to respond to both the current lawsuits as well as future lawsuits of a similar nature.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various regulatory matters and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Environmental matters

We have certain potential liabilities under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state acts regulating cleanup of hazardous substances at various waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  It is difficult to quantify the potential cost of environmental matters and remediation obligations.  Liability is strict and can be joint and several.

One of our subsidiaries was named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs agreed, under a participation agreement with the U.S. Environmental Protection Agency (the “EPA”) and the U.S. Department of Justice, to settle our potential liabilities by remediating the site.  The remedial action for the site was completed in 2006.  Our share of the ongoing operating and maintenance costs has been insignificant, and we do not expect any additional potential liabilities to be material.  Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  Nevertheless, based on available information with respect to all environmental matters, including all related pending legal proceedings, asserted legal claims and known potential legal claims that are likely to be asserted, we do not expect the ultimate liability, if any, resulting from such matters, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 13—Equity

Share capital currency change—In May 2024, at our annual general meeting, shareholders approved (a) redenominating the currency of our share capital from Swiss francs to U.S. dollars and (b) reducing the par value of our shares for purposes of such redenomination.  As a result of the redenomination and reduction, made effective as of January 1, 2024, the par value of each of our shares was changed to $0.10 from CHF 0.10.

Share issuance—In June 2024, we issued 55.5 million Transocean Ltd. shares with an aggregate fair value of $297 million as partial consideration to acquire the outstanding 67.0 percent ownership interest in Orion.  In September 2023, we issued 11.9 million Transocean Ltd. shares with an aggregate fair value of $99 million to acquire the outstanding 80.0 percent ownership interests in Liquila (see Note 4—Unconsolidated Affiliates and Note 6—Long-Lived Assets).  In the year ended December 31, 2023, we issued 65.1 million shares to certain holders that elected to exchange exchangeable bonds under terms of the governing indentures (see Note 8—Debt).

We maintain an at-the-market equity offering program (the “ATM Program”).  We intend to use the net proceeds from our ongoing ATM Program for general corporate purposes, which may include, among other things, the repayment or refinancing of indebtedness and the funding of working capital, capital expenditures, investments and additional balance sheet liquidity.  In June 2021, we entered into an equity distribution agreement with a sales agent for the offer and sale of our shares, with a maximum aggregate net offering price of up to $400 million, under the ATM Program.  In August 2022, we entered into an equity distribution agreement with a sales agent for the offer and sale of our shares, with a maximum aggregate net offering price of up to $435 million, under the ATM Program.  In the years ended December 31, 2024 and 2023, we did not issue any shares under the ATM Program.  In the year ended December 31, 2022, we received aggregate cash proceeds of $263 million, net of issue costs, for the aggregate sale of 61.0 million shares under the ATM Program.

Shares held by us—We and one of our subsidiaries hold Transocean Ltd. shares for future use to deliver shares in connection with sales under the ATM Program and in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2024, we and our subsidiary held 22.5 million and 42.5 million shares, respectively, and at December 31, 2023, our subsidiary held 34.7 million shares.

Warrants—In September 2022, we issued 22.2 million warrants to purchase Transocean Ltd. shares.  The warrants may be exercised by holders at any time prior to the close of business on March 13, 2026 at an exercise price equal to $3.71 per share, subject to certain anti-dilutive adjustments, and at our election, such exercise may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.  If at any time prior to expiration, the closing price of our shares equals or exceeds $10.00 per share, subject to adjustment upon the occurrence of certain events, for a period of five consecutive trading days, we will have the right to effect an exercise of all, but not less than all, of the warrants upon notice to holders.  The initial carrying amount of the warrants, recorded in additional paid-in capital and measured at the estimated fair value on the date of issuance, was $16 million, net of issue costs.  We estimated the fair value by employing a binomial lattice model and by using significant other observable inputs, representative of Level 2 fair value measurements, including the expected volatility of the market price for our shares.  At December 31, 2024, 22.2 million warrants were outstanding.

Note 14—Share-Based Compensation

Overview

We have a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and non-employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  The compensation committee of our board of directors determines the terms and conditions of the awards granted

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

under the Long-Term Incentive Plan.  At December 31, 2024, we had 138.2 million shares authorized and 36.4 million shares available to be granted under the Long-Term Incentive Plan.  At December 31, 2024, the total unrecognized compensation cost related to our unvested share-based awards was $35 million, which we expect to recognize over a weighted-average period of 1.7 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Service-based stock options, once fully vested, are typically exercisable during a seven-year period.  Performance awards are typically subject to a three-year measurement period and typically vest in one aggregate installment following the ultimate determination date.

Service awards

Restricted share units—A restricted share unit subject to service requirements is a notional unit that is equivalent to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity during the year ended December 31, 2024 for service-based units granted under our incentive plan:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2024	9,560,008	$5.01
Granted	5,116,762	5.29
Vested	(6,727,943)	4.78
Forfeited	(289,799)	5.52
Unvested at December 31, 2024	7,659,028	$5.44

In the year ended December 31, 2024, the service-based units that vested had an aggregate grant-date fair value of $32 million.  In the years ended December 31, 2023 and 2022, we granted 3,744,049 and 6,768,943 service-based units, respectively, with a per unit weighted-average grant-date fair value of $7.23 and $3.60, respectively.  In the years ended December 31, 2023 and 2022, we had 6,200,155 and 5,075,374 service-based units, respectively, that vested with an aggregate grant-date fair value of $18 million.

Stock options—The following table summarizes activity during the year ended December 31, 2024 for vested service-based stock options outstanding under our incentive plan:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2024	4,083,929	$9.54	3.92	$—
Forfeited	(14,595)	10.95
Outstanding at December 31, 2024	4,069,334	$9.53	2.93	$—

Vested and exercisable at December 31, 2024	4,069,334	$9.53	2.93	$—

At December 31, 2024 and 2023, there were no outstanding unvested stock options to purchase our shares.  In the year ended December 31, 2022, the stock options that vested had an aggregate grant-date fair value of $4 million.

Performance awards

Restricted share units—A restricted share unit subject to performance requirements is a notional unit for which the awarded number of shares to be issued per unit remains uncertain until quantified as of the ultimate determination date following completion of the performance period. The following table summarizes unvested activity during the year ended December 31, 2024 for performance-based units under our incentive plan:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2024	5,432,149	$4.91
Granted	2,687,268	5.10
Vested	(4,429,028)	4.67
Forfeited	(194,464)	5.47
Unvested at December 31, 2024	3,495,925	$5.78

In the years ended December 31, 2024, the performance-based units that vested had an aggregate grant-date fair value of $21 million.  In the years ended December 31, 2023 and 2022, we granted 1,912,292 and 3,519,857 performance-based units, respectively, with a per unit weighted-average grant-date fair value of $6.74 and $3.91, respectively.  In the years ended December 31, 2023 and 2022, we had 3,025,512 and 2,363,878 performance-based units, respectively, that vested with an aggregate grant-date fair value of $11 million and $5 million, respectively.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 15—Supplemental Segment information

Our Chief Executive Officer serves as our chief operating decision maker (“CODM”) and assesses performance for and allocates resources for our single contract drilling services segment based on our consolidated net income or loss, as presented on our consolidated statements of operations.  The significant segment expense categories regularly provided to our CODM includes our operating and maintenance costs and our general and administrative costs, as presented on our consolidated statements of operations.  Other segment items included in our consolidated net income or loss include depreciation and amortization, loss on impairment of assets, gain or loss on disposal of assets, interest expense, net of amounts capitalized, and income tax expense or benefit.  Additionally, our CODM reviews our segment assets, as presented on our consolidated balance sheets.

Our CODM uses our consolidated results of operations to evaluate income or loss generated from segment assets, or return on assets, to make decisions to deploy cash flows from operations for reinvestment in our contract drilling services segment or for other uses, such as for acquisitions, debt and equity investments, liability management or to pay dividends to our shareholders.  Consolidated results of operations are used to monitor actual results relative to historical, budgeted and forecasted results and to assess segment performance against our peers.

Note 16—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2024	2023
Other current liabilities
Accrued employee benefits and payroll-related liabilities	$136	$145
Accrued interest	134	146
Accrued taxes, other than income	39	47
Finance lease liability	47	43
Operating lease liabilities	7	12
Deferred revenues	231	165
Contingent liabilities	94	116
Other	3	7
Total other current liabilities	$691	$681

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2024	2023
Other long-term liabilities
Postemployment benefit plan obligations	$100	$121
Finance lease liability	224	276
Operating lease liabilities	88	108
Income taxes payable	65	80
Deferred revenues	212	233
Other	40	40
Total other long-term liabilities	$729	$858

Note 17—Supplemental Cash Flow Information

The reconciling adjustments of our net cash provided by operating activities that were attributable to the net change in other operating assets and liabilities were as follows (in millions):

	Years ended December 31,
	2024	2023	2022
Changes in other operating assets and liabilities
Increase in accounts receivable	$(94)	$(99)	$(15)
Increase in other assets	(100)	(98)	(12)
Increase (decrease) in accounts payable and other current liabilities	(91)	135	8
Decrease in other long-term liabilities	(2)	(7)	(2)
Change in income taxes receivable / payable, net	(19)	(36)	(42)
Change in receivables from / payables to affiliates, net	9	(8)	(12)
	$(297)	$(113)	$(75)

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Additional cash flow information was as follows (in millions):

		Years ended December 31,
		2024	2023	2022
Certain cash operating activities
Cash payments for interest		$521	$408	$355
Cash payments for income taxes		60	41	66

Noncash investing and financing activities
Capital additions accrued at end of period	(a)	$23	$36	$31
Capital additions acquired in exchange for debt	(b)	—	—	382
Acquisition of outstanding ownership interests in exchange for shares and debt	(c)	431	99	—
Debt investment exchanged for additional equity ownership interests	(d)	—	37	—
Finance lease installments settled with credits issued to customer	(e)	40	44	41
Shares issued in exchanges of exchangeable bonds	(f)	—	434	—
Debt and warrants issued in exchange transactions	(g)	—	—	110

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 6—Long-Lived Assets.
(b)	In the year ended December 31, 2022, we borrowed an aggregate principal amount of $439 million under the Shipyard Loans to satisfy a portion of the final milestone payments due upon delivery of Deepwater Atlas and Deepwater Titan and recorded the initial carrying amount, net of imputed interest, with a corresponding entry to construction in progress, recorded in property and equipment. See Note 6—Long-Lived Assets and Note 8—Debt.
(c)	In June 2024, we issued 55.5 million Transocean Ltd. shares and $130 million aggregate principal amount of 8.00% Senior Notes to acquire the outstanding ownership interest in Orion. In September 2023, we issued 11.9 million Transocean Ltd. shares to acquire the outstanding ownership interest in Liquila. See Note 4—Unconsolidated Affiliates, Note 6—Long-Lived Assets and Note 14—Equity.
(d)	In September 2023, we agreed to exchange borrowings due to us under a financing arrangement with Orion for additional equity ownership interests in Orion. See Note 4—Unconsolidated Affiliates.
(e)	In the years ended December 31, 2024, 2023 and 2022, we agreed to settle installments due to the lessor under our finance lease by issuing corresponding credits to our customer for amounts due to us under the drilling contract. See Note 7—Leases.
(f)	In the year ended December 31, 2023, we issued 65.1 million Transocean Ltd. shares to certain holders that elected to exchange the 2.50% Senior Guaranteed Exchangeable Bonds, the 4.00% Senior Guaranteed Exchangeable Bonds and the 4.625% Senior Guaranteed Exchangeable Bonds. See Note 8—Debt and Note 13—Equity.
(g)	In the year ended December 31, 2022, in connection with the 2022 Private Exchange, we issued $112 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds with an estimated fair value of $105 million and 6.7 million warrants to purchase Transocean Ltd. shares with an estimated fair value of $5 million. See Note 8—Debt and Note 13—Equity.

Note 18—Financial Instruments

Overview—The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2024		December 31, 2023
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$560	$560	$762	$762
Restricted cash and cash equivalents	381	381	233	233
Total debt	6,881	6,888	7,413	7,308

Cash and cash equivalents—Our cash and cash equivalents are primarily invested in demand deposits, short-term time deposits and money market funds.  The carrying amount of our cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Restricted cash and cash equivalents—Our restricted cash and cash equivalents, which are subject to restrictions due to collateral requirements, legislation, regulation or court order, are primarily invested in demand deposits and money market funds.  The carrying amount of our restricted cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Total debt—The carrying amount of our total debt represents the principal amount, contractual interest payments of previously restructured debt and unamortized discounts, premiums and issue costs.  The carrying amount and fair value of our total debt includes amounts related to certain exchangeable debt instruments (see Note 8—Debt).  We estimated the fair value of our total debt using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads for the instruments and, with respect to the exchangeable debt instruments, the expected volatility of the market price for our shares.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 19—Risk Concentration

Interest rate risk—We are exposed to the interest rate risk related to our fixed-rate debt when we refinance maturing debt with new debt or when we early retire debt in open market repurchases, exchanges or other market transactions.  We are also exposed to interest rate risk related to our restricted and unrestricted cash equivalents, as the interest income earned on these investments is based on variable or short-term interest rates, which change with market interest rates.

Equity price risk—We are exposed to equity price risk primarily related to the bifurcated compound exchange feature contained within the indenture governing the 4.625% Senior Guaranteed Exchangeable Bonds.  The market price of our shares is the primary driver of the fair value of the exchange feature.  An increase or decrease to the market price of our shares yields an increase or decrease to the carrying amount of the exchange feature, recorded as a component of our debt, and a corresponding change to interest expense.

Currency exchange rate risk—We are exposed to currency exchange rate risk primarily related to contract drilling revenues, employee compensation costs and purchasing costs that are denominated in currencies other than our functional currency, the U.S. dollar.  To minimize the exposure to currency exchange rate risk, we use a variety of techniques, including structuring customer payment terms and occasionally entering into forward exchange contracts.  We structure customer contracts, as our primary tool to manage currency exchange rate risk, to provide for payment in both U.S. dollars and local currency where the local currency portion is based on our anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, currency liquidity, local inflation and revenue efficiency, actual local currency needs may vary from those realized in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—We are exposed to concentrations of credit risk primarily related to our restricted and unrestricted cash and cash equivalents and customer receivables.  We generally maintain our restricted and unrestricted cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high-quality money market instruments, and because we limit the amount of exposure to any one institution, we do not believe we are exposed to any significant credit risk.  Our customer receivables, dispersed across various countries, are due from integrated energy companies, government-owned or government-controlled energy companies and other independent energy companies.  For such receivables, we establish an allowance for credit losses by applying an expected loss rate based on current, forecasted and historical experience.  Although we have encountered only isolated credit concerns related to independent energy companies, we occasionally require collateral or other security to support customer receivables.  Additionally, in certain infrequent instances, when we determine that collection is uncertain, we may offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—At December 31, 2024, we had a global workforce of approximately 5,800 individuals, including approximately 330 contractors.  Approximately 43 percent of our total workforce, working primarily in Brazil and Norway, is represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiations.  Negotiations for annual salary or other labor matters could result in higher personnel or other costs or increased operational restrictions or disruptions.  The outcome of any such negotiation generally affects the market for all offshore employees, not only union members.  A failure to reach an agreement on certain key issues could result in strikes, lockouts or other work stoppages.

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